Exhibit 10.45

EXECUTION COPY

FIRST AMENDMENT TO THE REVENUE INTERESTS ASSIGNMENT

AGREEMENT

This first amendment dated as of November 5, 2008 (the “First Amendment”) to the Revenue Interests Assignment Agreement, dated July 21, 2006 and restated August 18, 2006, is between and among, Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), Guardian II Acquisition Corporation, a wholly-owned Delaware subsidiary of the Company, and Paul Royalty Fund Holdings II, a California general partnership (“PRF”), (the “Agreement”).

WHEREAS, the Company, Guardian and PRF entered into the Agreement, pursuant to which each of the Assignors agreed to sell, assign, convey and transfer to PRF, and PRF agreed to purchase from the Assignors, the Assigned Interests, upon and subject to the terms and conditions set forth in the Agreement; and

WHEREAS, the Parties will enter into an Intercreditor Agreement to provide for a silent second lien on certain Assigned Interests and other Collateral (the “Second Lien”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, the parties hereby agree to amend the Agreement as follows:

1. Definitions

For purposes of this First Amendment, all capitalized terms, which are used but not defined herein, shall have the meanings ascribed to them in the Agreement.

A. The following new definition of “Annual Net Revenues Threshold” shall be added to Section 1.1 of the Agreement:

“Annual Net Revenues Threshold” shall, with respect to Net Revenues in the applicable Fiscal Year, mean the following:

(a)	One Hundred and Fifteen Million Dollars ($115,000,000) in the Fiscal Year ended December 31, 2009;

(b)	One Hundred and Thirty Five Million Dollars ($135,000,000) in the Fiscal Year ended December 31, 2010;

(c)	One Hundred and Fifty Million Dollars ($150,000,000) in the Fiscal Year ended December 31, 2011; and

(d)	One Hundred and Seventy Five Million Dollars ($175,000,000) in the Fiscal Year ended December 31, 2012 and each Fiscal Year thereafter for the remainder of the Term.

B. The definition of “Applicable Percentage” set forth in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Applicable Percentage” shall mean, as of any date of determination, on a Fiscal Year-by-Fiscal Year basis (or applicable portion thereof in the first and last Fiscal Years under this Agreement), during the Revenue Interest Period,

(a)	prior to the date that the cumulative Payments received and retained (i.e., not refunded by PRF) by PRF first exceed two hundred fifty percent (250%) of the cumulative payments made by PRF under Section 2.03, the following:

(i)	with respect to Net Revenues of up to and including seventy-five million dollars ($75,000,000), nine percent (9%);

(ii)	with respect to Net Revenues in excess of seventy-five million dollars ($75,000,000) but less than and including one hundred fifty million dollars ($150,000,000), six percent (6%); and

(iii)	with respect to Net Revenues in excess of one hundred fifty million dollars ($150,000,000), two percent (2%); and

(b)	from and after the date that the cumulative Payments received and retained (i.e., not refunded by PRF) by PRF are at least two hundred fifty percent (250%) of the cumulative payments made by PRF under Section 2.03, two percent (2%).

For the avoidance of doubt, the percentages set forth in this definition of “Applicable Percentage” are subject to (i) reduction by fifty percent (50%) pursuant to Section 5.07(c), and (ii) increase pursuant to Section 2.02(a)(i).

C. The following new definition of “Commercial Sale” shall be added to Section 1.1 of the Agreement:

“Commercial Sale” shall mean when a product is sold in commerce and shipped to a customer and such customer has been invoiced for the price of such product.

D. The following new definition of “Ex-U.S. Sales Margin” shall be added to Section 1.1 of the Agreement:

“Ex-U.S. Sales Margin” shall mean the net revenues of the Company (calculated in a manner consistent with Net Revenues set forth herein plus milestones except as otherwise set forth in this definition below) derived from the licensing or other form of distribution by the Company of Factive outside of the Territory with respect to shipments of products (finished products or active pharmaceutical ingredient) and related royalties and less Factive COGS associated with such extra-Territorial sales, excluding milestones existing as of September 30, 2008, but for the avoidance of doubt, including any payments with respect to new sales milestones or increased sales milestones that result from renegotiations of existing agreements or any milestones from agreements entered into after September 30, 2008.

E. The following new definition of “Factive COGS” shall be added to Section 1.1 of the Agreement:

“Factive COGS” shall mean the cost of goods for Factive consistent with the Assignor’s financial statements and in accordance with GAAP.

F. The following new definition of “Incremental Royalty Payment” shall be added to Section 1.1 of the Agreement:

“Incremental Royalty Payment” shall have the meaning set forth in Section 2.02(a)(i).

G. The following new definition of “Incremental Royalty Percentage” shall be added to Section 1.1 of the Agreement:

“Incremental Royalty Percentage” shall have the meaning set forth in Section 2.02(a)(i).

H. The definition of “Net Revenues” set forth in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Net Revenues” with respect to the Products shall mean, for any period of determination,

(a)	the Ex-U.S. Sales Margin, plus

(b)	Gross Product Revenues for such period, less the sum, with respect to the items described in clause (i) of the definition of Gross Product Revenues, of

(i)	cash, trade discounts and wholesaler fee-for service amounts,

(ii)	Medicaid and Medicare and managed market rebates and chargebacks,

(iii)	accruals related to ordinary course of business consumer cash vouchers, sample coupon cards and similar types of revenue reserves,

(iv)	allowances and adjustments actually credited to customers for Products that are spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards,

(v)	charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced,

(vi)	taxes, duties or other governmental charges to the extent invoiced, and

(vii)	write-offs or allowances for bad debts.

Net Revenues shall be determined in accordance with GAAP as applied by the Company on the date of this First Amendment.

I. The definition of “Put Option Event” set forth in Section 1.1 of the Agreement shall be amended by deleting the word “or” at the end of (v), by replacing the period at the end of (vi) with “; or”, and by adding a new subsection (vii) that reads as follows:

“(vii) the maturity date of the Company’s Convertible Senior Notes issued in the Company’s exchange offer of its 3.50% Convertible Senior Notes Due 2011 commenced on October 21, 2008 (the “Exchange Offer”) shall be accelerated or such Senior Convertible Notes shall have matured and be unpaid and the Company and Guardian II Acquisition Corporation shall not have an agreement with the U.S. Bank National Association, as indenture trustee (the “Trustee”) requiring the Trustee to forbear from exercising remedies in respect of such nonpayment.”

J. The definition of “Payments” set forth in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Payments” shall mean cumulative payments made by the Assignors to and received and retained by PRF pursuant to Sections 2.02(a) (but excluding fifty percent (50%) of amounts payable with respect to subsection (a) of the definition of Net Revenues), 5.07(c) and 5.08 of the Agreement, plus fifty percent (50%) of any payments actually made pursuant to Section 2.02(c) of the Agreement, plus fifty percent (50%) of any payments actually made pursuant to Section 4 of this First Amendment, plus fifty percent (50%) of any payments actually made pursuant to Section 2.02(e) of the Agreement as applicable, plus any Divestiture Payments made pursuant to Section 2.02(e). Payments made pursuant to Sections 2.02 and 5.08 of the Agreement shall be deemed to have been received by PRF on the 45th day of the Fiscal Quarter in which such payments were made. Payments made pursuant to Section 5.07(c) of the Agreement and Section 4 of the First Amendment shall be deemed to have been received by PRF on the date such payments were made.

K. The following new definition of “Shortfall Year” shall be added to Section 1.1 of the Agreement:

“Shortfall Year” shall have the meaning set forth in Section 2.02(a)(i).

L. The following new definition of “Subsequent Products” shall be added to Section 1.1 of the Agreement:

“Subsequent Products” shall mean any drug product either (a) in-licensed or acquired by an Assignor or a Subsidiary of the Company after September 30, 2008 and prior to a Change of Control, or (b) in which rights are otherwise obtained, after September 30, 2008 and prior to a Change of Control, by an Assignor or a Subsidiary of the Company (for example, by obtaining distribution or co-promotion rights) and which, in the case of (b) only, generates a gross margin (net revenues less cost of goods according to GAAP) of at least fifty percent (50%) in accordance with GAAP. For the avoidance of doubt, a Co-Promote Product shall not be deemed to be a Subsequent Product. Subsequent Products shall also not include Products.

M. The following new definition of “Subsequent Product Net Revenues” shall be added to Section 1.1 of the Agreement:

“Subsequent Product Net Revenues” with respect to the Subsequent Products shall mean, for any period of determination,

(a)	A calculation of Gross Product Revenues using Subsequent Products in place of Products for such period, less

(b)	the sum, with respect to the items described in clause (i) of the definition of Gross Product Revenues, of

(i)	cash, trade discounts and wholesaler fee-for service amounts,

(ii)	Medicaid and Medicare and managed market rebates and chargebacks,

(iii)	accruals related to ordinary course of business consumer cash vouchers, sample coupon cards and similar types of revenue reserves,

(iv)	allowances and adjustments actually credited to customers for Products that are spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards,

(v)	charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced,

(vi)	taxes, duties or other governmental charges to the extent invoiced, and

(vii)	write-offs or allowances for bad debts;

(c)	provided however, if the Assignor or a Subsidiary of the Company licenses or sublicenses rights to a Subsequent Product to a third party, the Subsequent Product Net Revenues relating to such Subsequent Product shall include the amount of any royalties, milestones or other payments, excluding payments for reimbursement of costs, received by the Assignor or a Subsidiary of the Company from such third party; provided further, if the Company or its Subsidiary also provides the active pharmaceutical ingredient, bulk or finished product to the third party, the cost of goods will be deducted from any payment for such sale under this section in accordance with GAAP.

Subsequent Product Net Revenues shall be determined in accordance with GAAP as applied by the Company on the date of this First Amendment.

N. The following new definition of “Subsequent Product Financing Source” shall be added to Section 1.1 of the Agreement:

“Subsequent Product Financing Source” shall have the meaning set forth in Section 2.02(d)(i).

O. The following new definition of “Co-Promote Product” shall be added to Section 1.1 of the Agreement:

“Co-Promote Product” shall mean a product (i) the product intellectual property (as opposed to trademark) for which is not owned by or licensed to an Assignor, (ii) which an Assignor or a Subsidiary promotes to health care providers, and with respect to which the revenue recorded by Assignors in connection with sales of such product in the Territory is not greater than fifty percent (50%) of the sum of the total revenues recorded by the Assignors and third parties in connection with sales of such product in the Territory.

2. Payments by the Assignors

A. Section 2.02(a) of the Agreement shall be deleted in its entirety and replaced with the following:

(a)	Payments in Respect of the Assigned Interests.

(i)

PRF shall be entitled to receive the Applicable Percentage in respect of Net Revenues made during the Revenue Interest Period; provided, however, that in the event the Net Revenues in any Fiscal Year do not exceed eighty-five percent (85%) of the Annual Net Revenues Threshold for the applicable Fiscal Year (a “Shortfall Year”), then the Applicable Percentage with respect to Net Revenues shall, subject to the provisos set forth in this Section 2.02, be increased only for such Shortfall Year such that the Applicable Percentage with respect to Net Revenues for such Shortfall Year: (x) up to and including seventy-five million dollars ($75,000,000), shall be increased from nine percent (9%) to twelve percent (12%), plus (y) in excess of seventy-five million dollars ($75,000,000) but less than and including one hundred fifty million dollars ($150,000,000), shall be increased from six percent (6%) to eight percent (8%), (each such percentage difference in the Applicable Percentage, 3% and 2%, respectively, hereinafter referred to as the “Incremental Royalty Percentage”), and within seventy-five (75) calendar days after December 31 of each Shortfall Year, the Assignor shall pay PRF an amount equal to the Incremental Royalty Percentages in respect of Net Revenues, for such Shortfall Year, (such increased amount hereinafter referred to as the “Incremental Royalty Payment”); provided, further, in the event of a Shortfall Year, the Applicable Percentage as increased by the Incremental Royalty Percentage shall also apply to any Subsequent Product Net Revenues and also be considered an Incremental Royalty Payment. The Incremental Royalty Payment for any Shortfall Year shall in no event exceed two million two hundred and fifty thousand dollars ($2,250,000) and during the Term the aggregate amount of all such Incremental Royalty Payments shall in no event exceed fifteen million dollars ($15,000,000); and provided, further, the sum of the Incremental Royalty Payment and other payments to PRF under this Section 2.02 for a Shortfall Year shall not exceed the amount of payments PRF would have received based on the Applicable Percentage (without any increase by the Incremental Royalty Percentage) if the Net Revenues in such Shortfall Year had reached the Annual Net Revenues Threshold for such Fiscal Year.

(ii)	Commencing on the date hereof, the Interim Applicable Percentage of the Aggregate Deposit Funds in each Fiscal Year shall be swept from the Joint Accounts into the PRF Concentration Account (Antara) and the PRF Concentration Account (Factive), as applicable, on a daily basis (the “Daily Amount”) pursuant to Section 5.08.

B. The following new Section 2.02(c) shall be added to the Agreement:

(c)	Subsequent Product Milestone. Within sixty (60) days following the second anniversary of the first Commercial Sale by an Assignor or any transferee or licensee of any Assignor of a Subsequent Product, PRF shall be entitled to receive a one-time payment of one million and two hundred and fifty thousand dollars ($1,250,000). For avoidance of doubt, the Subsequent Product Milestone shall apply only to the first Commercial Sale of a Subsequent Product and will not apply to any future sales of any Subsequent Products.

C. The following new Section 2.02(d) shall be added to the Agreement:

(d)

Undercollateralization. If at any time PRF believes that the then current fair market value of the Collateral is less than the then applicable Put/Call Price (an “Undercollateralization”), then PRF, at its sole cost, may deliver to the Company a written statement setting forth its valuation of the Collateral and its determination of the then current Put/Call Price (the “PRF Valuation”). At the time of delivery to the Company of such statement, PRF shall deliver to the Company supporting documentation of such Valuation that sets forth the valuation methodology and all material assumptions underlying the PRF Valuation. Upon receipt of the PRF Valuation and supporting documentation, the Company shall have thirty (30) days to review the PRF Valuation and either accept the PRF Valuation or deliver to PRF a written statement setting forth its valuation of the Collateral and its determination of the then current Put/Call Price (the “Company Valuation” and together with the PRF Valuation, the “Valuations” and each a “Valuation”). At the time of delivery to PRF of such statement, the Company shall deliver to PRF supporting documentation of such Valuation that sets forth the valuation methodology and all material assumptions underlying the Company Valuation. Upon receipt of the Company Valuation and supporting documentation, PRF and the Company shall negotiate to attempt to agree upon a valuation of the Collateral and the then current Put/Call Price. If after thirty (30) days following delivery of the Company Valuation, PRF and the Company shall not have agreed upon a valuation of the Collateral and upon the applicable Put/Call Price, either party may request that a third party valuator reasonably acceptable to both parties be retained (the “Independent Valuator”). PRF and the Company shall each bear one half of the costs and expenses of the Independent Valuator. The parties shall provide the Independent Valuator with the Valuations and with any supporting documentation that either PRF or the Company, as the case may be, wishes to provide in support of its Valuation. The Independent Valuator shall, within thirty (30) days of receipt of the parties’ respective submissions, determine whether it believes the PRF Valuation or the Company Valuation is closer to the actual valuation of the Collateral and Put/Call Price. The party’s Valuation determined by the Independent Valuator to be closer shall be the valuation of the Collateral and the Put/Call Price (the “Final Valuation”) and shall be used to determine if there is an Undercollateralization and the amount of such Undercollateralization (the “Undercollateralization Amount”). PRF may initiate the first Final Valuation calculation at any time. Thereafter, either PRF or the Company may, by delivering a PRF Valuation or Company Valuation, as applicable, to the other party as set forth above, seek to recalculate the Final Valuation upon the earliest of (i) nine months following the determination of the then most recent Final Valuation, (ii) such time a Subsequent Product is obtained, and (iii) the occurrence of a Put Option Event. In determining the valuation of the Collateral at any time, such Valuation shall include, in addition to the Collateral, an amount equal to 25% of the fair market value of the assets in which an Assignor has granted a security interest to PRF in accordance with Section 2.02(e) below. For the avoidance of doubt, all valuations contemplated by this Section 2.02(d) shall be used solely for the purposes of this Section and Section 2.02(e).

D. The following new Section 2.02(e) shall be added to the Agreement:

(e)

If on or after the date a Subsequent Product is obtained (such date, the “SP Time”) a Final Valuation is in effect pursuant to Section 2.02(d) above which shows that an Undercollateralization exists, the Assignor or Subsidiary of the Company shall, with respect to each Subsequent Product with an SP Time on or prior to the date of such Final Valuation irrevocably elect to either (i) grant or cause to be granted to PRF a security interest in 25% of the Subsequent Product (including all intellectual property rights relating to such Subsequent Product) or (ii) promise to pay PRF $1,500,000 on the second anniversary of the first Commercial Sale by Assignor or a Subsidiary of Assignor of such Subsequent Product that occurs after the SP Time of such Subsequent Product (the “Security Interest Payment”). If (i) is elected, then such security interest shall secure any Undercollateralization that exists at any time on or after the SP Time. If the Assignor or a Subsidiary grants to a financing source, a licensor or transferor of the Subsequent Product or other third party (a “Financing Source”) a security interest in or related to the Subsequent Product, the security interest granted to PRF in such Subsequent Product, if any, shall be pari passu with, in the same collateral and on terms consistent herewith and otherwise acceptable to the Financing Source provided that the

Financing Source shall control the disposition of such collateral, may consent to any disposition of such collateral by the Company for itself and on behalf of PRF, and PRF shall be deemed to hereby automatically release its security interest in connection with any disposition of such collateral consented to by the Financing Source, provided that PRF receives its 25% share of the proceeds of the sale. In the event of a divestiture of a Subsequent Product in which Assignor or a Subsidiary has granted PRF a security interest, Assignor shall pay to PRF an amount of the proceeds of such divestiture (each a “Divestiture Payment”) equal to 25% of the proceeds of such divestiture, and PRF shall be deemed to hereby automatically release its security interest in such Subsequent Product. For the avoidance of doubt and notwithstanding any other provision of the Agreement or the Security Agreement (i) the Assignors shall be permitted, provided they comply with the provisions of this Section 2.02(e), to obtain Subsequent Products and to sell, assign, divest or otherwise transfer rights in Subsequent Products it obtains (and PRF shall release its security interest in connection with any such sale, assignment, divestiture or transfer), and (ii) Subsequent Products shall not be deemed to be Products.

3. Authorization and Issuance of Common Stock and Repricing of Warrant

A. Issuance of Common Stock. On the Effective Date of this First Amendment (as defined in Section 9), the Company shall issue, and deliver to PRF 500,000 shares of Common Stock (the “Amendment Shares”). On the Effective Date, the Company shall issue and deliver to PRF one or more stock certificates, duly executed by the Company and registered in the Company’s stock ledger in PRF’s name, evidencing the Amendment Shares.

(a) Legend. Each certificate or instrument representing the Amendment Shares shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE FIRST AMENDMENT TO THE REVENUE INTEREST ASSIGNMENT AGREEMENT, DATED JULY 21, 2006, BETWEEN AND AMONG, OSCIENT PHARMACEUTICALS CORPORATION (THE “COMPANY”), GUARDIAN II ACQUISITION CORPORATION, AND PAUL ROYALTY FUND HOLDINGS II, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

B. Repricing of Warrant. On the Effective Date, the Common Stock Purchase Warrant (the “Warrant”) dated August 18, 2006 issued to PRF by the Company to purchase 288,019 of the common stock, par value $0.10 of the Company (the “Common Stock”) shall be amended to amend the Exercise Price (as defined in the Warrant) to be equal to the closing price of the

Company’s Common Stock on the NASDAQ Global Market on the date immediately preceding the Effective Date. On the Effective Date, the Company shall deliver to PRF a Notice of Adjustment to reflect the new exercise price of the warrant.

4. Authorization and Issuance of New Note.

A. Form of New Note and Amount. The Company has authorized the issue and sale of a $2,000,000 aggregate principal amount Senior Secured Note (the “New Note”). The New Note shall be substantially in the form set out in Exhibit 1.1, with such form being substantially identical to the Company’s Convertible Senior Notes as issued in the Company’s exchange offer of its 3.50% Convertible Senior Notes Due 2011 for its Convertible Senior Notes and shares of Common Stock commenced on October 21, 2008 (the “Exchange Offer”) except that the New Note will bear the legend set forth in Sub Section C below. Provided further, the New Note will be issued under and governed by the Indenture governing the Convertible Senior Notes issued in the Exchange Offer or an Indenture in form and substance substantially similar to such Indenture and be entitled to the identical security interests and other rights granted to or for the benefit of the Convertible Senior Notes. The shares of Common Stock issuable upon conversion of the New Note are referred to as the “Conversion Shares.”

B. Issuance of New Note. The issuance of the New Note shall occur at the offices of Ropes & Gray LLP, Boston, Massachusetts at 9:00 a.m., New York time, on the Effective Date. On the Effective Date, the Company will deliver to PRF the New Note in the form of a single New Note dated the Effective Date and registered in PRF’s name (or in the name of its nominee). On the Effective Date, the dates left blank in this form of New Note attached hereto as Exhibit 1.1. (i.e., the issuance date of the New Note) shall be completed based on the Effective Date.

C. Legend. The New Note shall bear the following legend:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT HERETO OR THERETO UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5. Transfer of Restricted Securities

A. General Provisions. Restricted Securities are transferable only pursuant to (a) public offerings registered and declared effective pursuant to a registration statement under the Securities Act, (b) Rule 144 or Rule 144A of the SEC (or any similar rule or rules then in force) if such rule is available and (c) any other legally available means of transfer.

B. Rule 144A. Upon the request of PRF, the Company shall promptly supply to PRF all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the SEC.

C. Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(e), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 4C of this First Amendment from the certificates for such Restricted Securities. Any holder requesting the removal of such legend shall deliver or cause to be delivered to the Company a certificate executed by the holder and an opinion of such holder’s counsel, such certificate and opinion to be in form and substance reasonably satisfactory to the Company.

D. As used in this First Amendment the term “Restricted Securities” shall mean the Amendment Shares issued hereunder, the New Note, and all shares of Common Stock issuable upon conversion thereof and all shares of Common Stock of the Company issued or issuable in respect thereof by way of a stock dividend, stock split, combination, subdivision or other similar event. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(e) (or any similar provision then in force) under the Securities Act, or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 3A (a) or Section 4C of this First Amendment have been delivered by the Company in accordance with Section 6C of this First Amendment. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 3A (a) or Section 4C of this First Amendment. Any holder requesting the removal of such legend shall deliver or cause to be delivered to the Company a certificate executed by the holder and an opinion of such holder’s counsel, such certificate and opinion to be in form and substance reasonably satisfactory to the Company.

6. Representations and Warranties of PRF and the Assignors

A. As an inducement to the Company to enter into this First Amendment and to issue the Amendment Shares and reprice the Warrant, PRF hereby represents and warrants to the Company and agrees as follows:

(i) The Amendment Shares, the New Note and the shares issuable upon the conversion of the New Note are being acquired for PRF’s own account and without a view to the resale or distribution of the Amendment Shares, the New Note or the shares issuable upon the conversion of the New Note or any interest therein other than in a transaction exempt from registration under the Securities Act.

(ii) PRF is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(iii) PRF understands that the Restricted Securities being sold hereby have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Restricted Securities have not been registered under the Securities Act or applicable state securities laws, the Restricted Securities may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws.

(iv) PRF has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Amendment Shares, the New Note and the shares issuable upon the conversion of the New Note and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Amendment Shares, the New Note and the shares issuable upon the conversion of the New Note. PRF understands that its investment in the Amendment Shares, the New Note and the shares issuable upon the conversion of the New Note involves a high degree of risk.

(v) Brokers. PRF has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the First Amendment.

B. As an inducement to PRF to enter into this First Amendment, the Assignors hereby represent and warrants to PRF and agree as follows:

(i) Organization. Each Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of its state of organization, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents, as amended by this First Amendment. Each Assignor is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would have a Material Adverse Effect.

(ii) Corporate Authorization. Each Assignor has all necessary power and authority to enter into, execute and deliver this First Amendment and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. This First Amendment has been duly authorized, executed and delivered by each Assignor and constitutes the valid and binding obligation of such Assignor, enforceable against it in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

(iii) Conflicts.

(a) Neither the execution and delivery of this First Amendment nor the performance or consummation of the transactions contemplated by the Transaction Documents, as amended by this First Amendment, will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound; or (B) any material contract, agreement, commitment or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of the Company or any of its Subsidiaries; (iii) except for the filing of any UCC-1 financing statements contemplated hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or any other Person relating to the Revenue Interests or the Assigned Interests; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of the Company or any of its Subsidiaries or (B) the Assigned Interests, the Revenue Interests, or any other Collateral, other than, with respect to clause (v) above, pursuant to the Security Agreement by and between Guardian and U.S. Bank National Association, in its capacity as collateral agent for the holders of the Senior Convertible Notes as issued in the Exchange Offer (the “Noteholder Security Agreement”).

(b) None of the Company and its Subsidiaries has granted, nor does there exist, any Lien on the Revenue Interests, the Assigned Interests or any other Collateral other than pursuant to the Security Agreement, as set forth on Schedule 2.01 to the Agreement, or other than pursuant to the Noteholder Security Agreement.

7. Broker’s Fee

The Company covenants that if it takes any action under this First Amendment which would entitle any Person to a commission or broker’s fee, it will bear the cost of such fee.

8. Registration Rights

The Registration Rights Agreement dated August 25, 2006 between the Company and PRF (the “Registration Rights Agreement”) is hereby amended as follows:

A. Section 1.1 of the Registration Rights Agreement is amended to add the following definitions:

“Amendment Shares” shall mean the 500,000 shares of Common Stock issued to PRF under the First Amendment to the Revenue Interest Assignment Agreement dated as of November 5, 2008 (the “First Amendment”) among the Company, PRF and the Company’s subsidiary, Guardian II Acquisition Corporation, a Delaware corporation.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the New Note (as defined in the First Amendment”).

B. The definition of Registrable Securities set forth in the Registration Rights Agreement is deleted in its entirety and replaced by the following:

“Registrable Securities” means (a) the Shares, (b) the Common Stock underlying the Warrant, (c) the Amendment Shares, (d) the Conversion Shares and (e) any Common Stock issued or issuable with respect to any of the securities referred to in clauses (a) -(d) by way of a stock dividend, stock split, combination, subdivision or other similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they (x) have been registered and sold pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 or any similar rule promulgated by the SEC pursuant to the Securities Act permitting the resale of restricted securities without the necessity of a registration statement under the Securities Act or (y) upon any Transfer in any manner to a Person which, by virtue of Section 8.3, is not entitled to the rights provided by this Agreement.

C. Except as set forth in this Section 7, the Registration Rights Agreement remains in full force and effect. If in order for the Note to be traded fungibly with the notes of the Company issued in the Exchange Offer, it is necessary for the resale by PRF of the Note to be registered under the Securities Act, the Company shall use reasonable commercial efforts to register such resale on terms substantially similar to the terms of the Registration Rights Agreement (and PRF shall obligations with respect thereto substantially similar to its obligations under the Registration Rights Agreement).

8. Expenses

The Parties hereby agree that the Company shall promptly reimburse PRF its reasonable out-of-pocket legal expenses incurred exclusively in connection with the negotiation, drafting or consummation of this First Amendment; provided, however, that in the event such out-of-pocket expenses exceed seventy-five thousand dollars ($75,000), PRF shall promptly notify the Company and the Company shall have the option, at its sole discretion, to terminate negotiations with PRF and shall not be responsible for any additional legal expenses under this section; provided, further, however, and for the avoidance of doubt, that in the event the Company elects not to terminate negotiations as set forth in this section, then the Company shall be responsible for any such additional legal expenses.

9. Effectiveness and Entire Agreement

A. Subject to all sections of this Section 9, this First Amendment is not effective until each of the following conditions have been satisfied or waived in writing by PRF on or before January 31, 2009, unless such deadline is extended in writing by PRF in its sole discretion (the “Effective Date”):

(i) the Assignors have entered into an Intercreditor Agreement in the form attached hereto as Exhibit A with PRF;

(ii) PRF has approved, which approval shall not be unreasonably withheld, any changes in the provisions in the form of Indenture attached hereto as Exhibit B or Security Agreement attached hereto as Exhibit C, governing the Senior Convertible Notes that address collateral provided for the benefit of the holders of the Senior Convertible Notes, their rights with respect to that collateral, any guaranty or other commitment by Guardian, any covenant or definition that concerns “permitted liens,” and any grant of security (or promise of a grant of security) by the Company and the conflicts of documents provisions with respect to the Intercreditor Agreement.

(iii) no Event of Default has occurred under the Note;

(iv) no Event of Default, Put Option Event or Change of Control has occurred under the Agreement;

(v) all representations set forth in this First Amendment are true in all material respects as of the Effective Date;

(vi) no litigation or other proceeding has been commenced that seeks to enjoin or in any way materially challenge the transactions contemplated by this First Amendment;

(vii) the Company has issued to PRF the New Note, Amendment Shares and Amendment to the Warrant;

(viii) PRF has received such reasonable corporate documents by way of resolution, officer’s certificate, or the like evidencing the Assignors authorization and approval to execute this First Amendment and engage in the transactions contemplated hereby;

(ix) Guardian and PRF have entered into an account control agreement, in form reasonably acceptable to each party, that provides for the perfection of the grant of security by Guardian over the deposit account described in Section 5.13(b) of the Agreement; and

(x) the Company has closed the Exchange Offer.

PRF shall, subject to the satisfaction of the conditions set forth in Section 9A(i)-(x) above, execute and deliver the Intercreditor Agreement at the closing of the Exchange Offer.

B. Anything else in this First Amendment notwithstanding, Section 8 shall be immediately effective upon the execution of this First Amendment by the Parties and, for the avoidance of doubt, shall remain effective even if the other terms in this Agreement do not become effective.

C. Anything else in this First Amendment notwithstanding, if the Exchange Offer does not close for any reason, or if in the Company’s sole discretion, it elects, prior to the closing of the Exchange Offer upon written notice to PRF, not to grant the Second Lien for the benefit of the holders of the notes issued in the Exchange Offer, then this Amendment and the Intercreditor Agreement shall not become effective and shall terminate subject only to Section 8 hereof (as provided in Section 9 B above) which shall survive and remain effective.

D. Subject to the terms and conditions of this First Amendment, including the conditions to effectiveness in Section 9(A), (i) PRF hereby consents for purposes of the Agreement to the execution and delivery by the Company and Guardian of this Agreement, the Intercreditor Agreement, the Indenture and the Security Agreement and (ii) PRF acknowledges and agrees that the grant of the security interest in the Collateral to the Second Lien Agent (each as defined in the Intercreditor Agreement) pursuant to the Security Agreement and in accordance with the Intercreditor Agreement will not constitute a breach of or event of default or Put Option Event (as defined in the Agreement) under any of the Transaction Documents (as defined in the Agreement).

E. This First Amendment together with the Agreement constitute the entire understandings and agreement between the Parties and supersede all previous writings and understandings between the Parties with respect to the subject matter hereof. No term or provision of this First Amendment shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties hereto, except that the Parties may amend this First Amendment by written instruments specifically referring to and executed in the same manner as this Amendment. In the event any of the provisions in this First Amendment shall be inconsistent with the provisions of the Agreement, the provisions in this First Amendment shall govern. All terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

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Each of the parties confirms it agreement with the foregoing by its signature below, which will constitute each party’s agreement with respect to the subject matter of this First Amendment.

OSCIENT PHARMACEUTICALS CORPORATION		PAUL ROYALTY FUND HOLDINGS II

BY:	/s/ Philippe M. Maitre	BY:	/s/ Lionel Leventhal

NAME:	Philippe M. Maitre	NAME:	Lionel Leventhal

TITLE:	Executive Vice President and Chief Financial Officer	TITLE:	Manager, PLA, LLC

DATE:	10/5/08	DATE:	10/5/08

GUARDIAN II ACQUISITION CORPORATION

BY:	/s/ Dominick Colangelo

NAME:	Dominick Colangelo

TITLE:	Vice President

DATE:	10/5/08